UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2007
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda (State of Incorporation)	1-31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Blvd., Suite 600, Houston, Texas (Address of Principal Executive Offices)	77027-3415 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     Weatherford International Ltd. (the “Company”) is filing this Current Report on Form 8-K to update its risk factor entitled “U.S. Governmental Investigations” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on November 1, 2007, which risk factor is hereby replaced in its entirety with the following:
U.S. Government and Internal Investigations
     We are currently involved in government and internal investigations involving various of our operations.
     We participated in the United Nations oil-for-food program governing sales of goods and services into Iraq. The SEC has subpoenaed certain documents in connection with an investigation into our participation in the oil-for-food program. The U.S. Department of Justice is also conducting an investigation of our participation in the oil-for-food program. We are cooperating fully with these investigations. We have retained legal counsel, reporting to our audit committee, to investigate this matter. These investigations are ongoing, and we cannot anticipate the timing, outcome or possible impact of these investigations, financial or otherwise.
     The U.S. Department of Commerce, Bureau of Industry & Security and the U.S. Department of Justice are investigating allegations of improper sales of products and services by us and our subsidiaries in sanctioned countries. We are cooperating fully with this investigation. We have retained legal counsel, reporting to our audit committee, to investigate this matter. This investigation is ongoing, and we cannot anticipate the timing, outcome or possible impact of the investigation, financial or otherwise.
     In light of this investigation and of the current U.S. and foreign policy environment and the inherent uncertainties surrounding these countries, we decided in September 2007 to direct our foreign subsidiaries to discontinue doing business in countries that are subject to U.S. economic and trade sanctions, including Cuba, Iran, Sudan and Syria. Effective September 2007, we ceased entering into any new contracts relating to these countries. We have begun an orderly discontinuation and winding down of our existing business in these sanctioned countries.
     With the assistance of outside counsel and in connection with the U.S. government investigations, we are conducting an internal investigation regarding the embezzlement of approximately $175,000 at a European subsidiary and the possible improper use of these funds, including possible payments to government officials in Europe, during the period from 2000 to 2004, along with a similar review of compliance worldwide. This internal investigation is preliminary and ongoing, and we cannot anticipate the timing, outcome or possible impact, if any, of this internal investigation, financial or otherwise. We have informed the SEC and the DOJ of this internal investigation, and the results of the internal investigation will be provided to the SEC and DOJ.
     The DOJ, the SEC and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trading sanctions laws, the Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases multi-million dollar fines and other penalties and sanctions. Under trading sanctions laws, the DOJ may also seek to impose modifications to business practices, including immediate cessation of all business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs. In addition, our activities in sanctioned countries, such as Sudan and Iran, could result in certain investors, such as government sponsored pension funds, divesting or not investing in our common shares. Based on available information, we cannot predict what, if any, actions the DOJ, SEC or other authorities may take in our situation or the effect any such actions may have on our consolidated financial position or results of operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2007	WEATHERFORD INTERNATIONAL LTD.
	By:	/s/ Burt M. Martin
		Name:	Burt M. Martin
		Title:	General Counsel

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